THIRD AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS THIRD AMENDMENT TO THE SUB-ADVISORY AGREEMENT, effective as of April 11, 2023 (the “Amendment”), is between Lincoln Investment Advisors Corporation (the “Adviser”), a Tennessee corporation, and Franklin Advisors, Inc. (the “Sub-Adviser”), a California corporation.

WHEREAS, the Adviser has contracted with the Sub-Adviser to provide sub-advisory services to certain funds within the Lincoln Variable Insurance Products Trust pursuant to a Sub-Advisory Agreement, entered into April 30, 2014, as amended (the “Agreement”);

WHEREAS, the parties have agreed to amend the Agreement and its Schedule A to add the Multi-Factor Large Cap Equity Fund, LVIP Franklin Templeton Multi-Factor SMID Cap Equity Fund, LVIP Franklin Templeton Multi-Factor International Equity Fund, and LVIP Franklin Templeton Multi-Factor Emerging Markets Equity Fund therein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Schedule A shall be deleted and replaced with the attached Schedule A;

2.        All other terms and provisions of the Agreement not amended herein shall remain in full force and effect; and

3.        This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORS CORPORATION	FRANKLIN ADVISORS, INC.

By: /s/Benjamin A. Richer	By: /s/Edward Perks
Name: Benjamin A. Richer	Name: Edward Perks
Title: Senior Vice President	Title: President/CIO

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered based on the average daily assets of the Directly Managed Portion at an annual rate as follows:

Effective Date	Fund	Fees payable on assets of the Directly Managed Portion
April 11, 2023	LVIP Franklin Templeton Multi-Factor Large Cap Equity Fund	REDACTED
April 11, 2023	LVIP Franklin Templeton Multi-Factor SMID Cap Equity Fund	REDACTED
April 11, 2023	LVIP Franklin Templeton Multi-Factor International Equity Fund	REDACTED
April 11, 2023	LVIP Franklin Templeton Multi-Factor Emerging Markets Equity Fund	REDACTED

February 8, 2016	LVIP Franklin Templeton Global Equity Managed Volatility Fund (DynaTech Sleeve)	REDACTED

March 7, 2018	LVIP Franklin Templeton Global Equity Managed Volatility Fund (Rising Dividends Sleeve)	REDACTED

For purposes hereof, the “Directly Managed Portion” means all assets managed by the Sub- Adviser and Sub-Adviser Affiliates, except any assets that are invested in registered investment funds managed by the Sub-Adviser and/or Sub-Adviser Affiliates or their affiliates (“Sub-Adviser Affiliate Funds”). For the sake of clarity, any investments made into the Sub-Adviser Affiliate Funds shall pay the fees and expenses payable by all shareholders of the applicable class of the applicable Sub-Adviser Affiliate Fund.

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